                                EMPLOYMENT AGREEMENT

                                      BETWEEN

                     WESTAFF (USA), INC.  AND  W. ROBERT STOVER


     THIS AGREEMENT between WESTAFF (USA), INC., a California corporation ("Employer") and W. ROBERT STOVER ("Employee") shall be effective as of January 1, 1999. Employer and Employee agree to the following terms and conditions of employment as of that date.

     1.   PERIOD OF EMPLOYMENT.   The term of employment shall be of indefinite
duration and shall continue unless Employee chooses to retire or until his death.

     2.   POSITION AND RESPONSIBILITIES.   As of December 31, 1998 Employee has
chosen to step down from his position as Chief Executive Officer of Employer and Employer's parent company, Westaff, Inc. (collectively, "Westaff") and the various wholly-owned domestic subsidiaries of Westaff of which he has been Chief Executive Officer, but he shall retain the role and job title of Chairman of the Board. In addition, he shall continue serving as Chairman of the Boards of Directors of the foreign subsidiaries of Westaff. His duties shall be appropriate for an officer serving in his position. In particular, his duties shall include presiding at regular quarterly meetings and at special meetings, if any, of the Board of Directors of Westaff, Inc.; conducting the annual meeting of stockholders of Westaff, Inc.; presiding at meetings of the Boards of Directors of Employer and all the subsidiary companies mentioned above; and otherwise his duties shall be as directed or reasonably required by the Boards of Directors of any or all of those corporations from time to time. Employee shall be expected to travel if necessary or advisable in order to fulfill the duties of his position.

     3.   COMPENSATION.   In consideration of the services to be rendered under
this Agreement, and in recognition that Employee is the founder of the business operated by Employer, Employer's compensation shall be as follows:

          (a) Employee's annual salary shall be Seventy-Five Thousand Dollars ($75,000) payable in installments pursuant to the procedures regularly established by Employer and as they may be amended by Employer in its sole discretion during the period of employment. All compensation to be paid to Employee under this Agreement shall be less withholdings required by law. This base salary figure may be adjusted upward or downward with the mutual agreement of the parties.

          (b) Employee shall not be eligible for a bonus or other incentive compensation nor shall he be entitled to vacation pay.

          (c) Employer shall pay for the relocation of Employee's office and that of his executive assistant from Employer's executive office building to suitable leased premises elsewhere, as approved by the Compensation Committee of the Board of Directors of Westaff, Inc. and as renegotiated from time to time. Employer shall be the


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lessor of such premises and all related lease obligations shall be at Employer's expense, including monthly rent, parking, utilities, and janitorial services.

          (d) During the term of this Agreement, Employer shall compensate Employer's executive assistant as a regular staff employee of Employer.
Employee shall consult with the Compensation Committee of the Board of Directors of Westaff, Inc. before making salary decisions relative to setting or
increasing his executive assistant's annual salary from time to time.   Such
decisions shall be made in accordance with Employer's employment policies, as they may be amended in Employer's discretion from time to time, including any
severance or termination pay policies.   Such executive assistant shall be
entitled to vacation pay, subject to Employer's policies with respect to maximum annual accruals. Such executive assistant shall be paid by Employer pursuant to the procedures regularly established, and as they may be amended, by Employer in
its sole discretion.   Such executive assistant shall have the right to
participate in and to receive benefits from all present and future benefit plans specified in Employer's policies and generally made available to full-time employees of Employer. The amount and extent of benefits to which such executive assistant shall be entitled shall be governed by the specific benefit plan, as amended. The foregoing benefit plans presently include group health, life, supplemental life, long-term disability, accidental death and dismemberment insurance, a 401(k) savings plan and a deferred savings plan. The foregoing obligations of Employer shall terminate upon reassignment of Employee's executive assistant to other duties for Employer or upon termination of Employee's employment, except with respect to any then applicable severance or termination pay obligations or unless Employer negotiates a satisfactory arrangement to the contrary in its sole discretion.

     4.   BENEFITS.   During the term of this Agreement, Employee shall be
entitled to the following benefits:

          (a) Employee shall have the right to participate in and to receive benefits from all present and future benefit plans specified in Employer's policies and generally made available to full-time employees of Employer.

          (b) The amount and extent of benefits to which Employee is or shall be entitled shall be governed by the specific benefit plan, as amended. The foregoing benefit plans presently include group health, life, supplemental life, long-term disability, accidental death and dismemberment insurance, a 401(k) savings plan and a deferred savings plan.

     5.   EXPENSES.   Employer shall reimburse Employee for reasonable travel
and other business expenses incurred by Employee in the performance of his duties, in accordance with Employer's policies, as they may be amended in its sole discretion. Employee shall submit expense reports with reasonably detailed itemization of such expenses to Employer's Chief Executive Officer or Chief Financial Officer.

     6.   ARBITRATION.   All disputes between Employee (and his attorneys,
successors and assigns) and Employer (and its parent company, affiliates, shareholders, directors, officers, employees, agents, successors, attorneys and assigns) relating in any manner whatsoever to the employment of Employee including, without limitation, disputes relating to Employee's other obligations under this Agreement ("Arbitrable Claims") shall be resolved by arbitration in accordance with the National Rules for the Resolution of


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Employment Disputes of the American Arbitration Association, as amended ("AAA
Employment Rules") and shall be decided by a single arbitrator selected by mutual agreement of the parties or otherwise decided in accordance with the AAA Employment Rules if they cannot agree on an arbitrator within thirty (30) days of the effective date of the notice initiating the arbitration. The fees of the arbitrator shall be split between both parties equally. The arbitrator shall have exclusive authority to resolve all Arbitrable Claims, including, but not limited to, whether any particular claim is arbitrable and whether all or any part of this Agreement is void or unenforceable.

     7. INTEGRATION. This Agreement is intended to be the final, complete and exclusive statement of the terms of Employee's employment by Employer as of the above-stated effective date. This Agreement supersedes all other prior and contemporaneous agreements and statements, whether written or oral, express or implied, pertaining in any manner to the employment of Employee. This Agreement may not be contradicted by evidence of any prior or contemporaneous statements or agreements. To the extent that the practices, policies or procedures of Employer, now or in the future, apply to Employee or his executive assistant and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.

     8. AMENDMENTS; WAIVER. This Agreement may not be amended except by an instrument in writing, signed by each of the parties. No failure to exercise and no delay in exercising any right, remedy or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any rights, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy or power provided herein or by law or in equity.

     9. ASSIGNMENT; SUCCESSORS AND ASSIGNS. Employee agrees that he will not assign, sell, transfer, delegate, or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement. Any such purported assignment, transfer or delegation shall be null
and void.   Nothing in this Agreement shall prevent the consolidation of
Employer with or its merger into, any other entity, or the sale by Employer of all or substantially all of its assets, or otherwise lawful assignment by Employer of any rights or obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigned, and shall not benefit any person or entity other than those specifically enumerated in this Agreement.

     10.  SEVERABILITY.   If any provision of this Agreement, or its application
to any person, place, or circumstance, is held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the greatest extent permitted by law, and the remainder of this Agreement and such provision as applied to other persons, places, and circumstances shall remain in full force and effect.

     11.  ATTORNEYS' FEES.   In any legal action, arbitration, or other
proceeding brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs.

     12.  GOVERNING LAW.   This Agreement shall be governed by and construed in
accordance with the law of the State of California.


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     13.  INTERPRETATION.  This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. By way of example and not in limitation , this Agreement shall not be construed in favor of the party receiving a benefit nor against the party responsible for any particular language in this Agreement. Captions are used for reference purposes only and should be ignored in the interpretation of this Agreement.

     14.  EMPLOYEE ACKNOWLEDGMENT.   Employee acknowledges that he has had the
opportunity to consult legal counsel in regard to this Agreement, that he has read and understands this Agreement, that he is fully aware of its legal effect, and that he has entered into it freely and voluntarily and based on his own judgment and not on any representations or promises other than those contained in this Agreement.

     The parties have duly executed this Agreement as of the date first written above.


EMPLOYER:

WESTAFF (USA), INC.


By: /s/ Michael K. Phippen
    -----------------------------------------

Title: CEO
       ---------------------------------------

Dated: 1-4-99
       --------------------------------------




EMPLOYEE:


/s/ W. Robert Stover
--------------------------------------------
W. Robert Stover


Dated:  Dec 30, 1998
       --------------------------------------


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